EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                          Three months          Six months
                                          ended June 30        ended June 30
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                                         1997       1996      1997       1996
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                                          (Dollars, except per share amounts,
                                           and shares expressed in thousands)

Net income                            $ 83,176     32,941   116,311     62,606
Dividends applicable to
  preferred stock                          (27)      (129)      (55)      (157)
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Net income applicable to
  common stock                          83,149     32,812   116,256     62,449
Dividends applicable to
  preferred stock                           27        129        55        157
Interest on convertible securities,
  net of taxes                             120        145       240        290
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Net income as adjusted for purposes
  of computing fully diluted
  earnings per share                  $ 83,296     33,086   116,551     62,896
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Weighted average number of shares:
   Outstanding during period            60,105     59,624    60,051     59,458
   Common stock equivalent shares          559        679       571        607
   Employee Stock Ownership Plan
     shares not committed to
     be released                          (292)      (334)     (301)      (342)
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Number of shares for computing
  primary earnings per share            60,372     59,969    60,321     59,723

Incremental common shares
  attributable to additional
  dilutive effect of convertible
   securities                              727        726       668        726
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Number of shares as adjusted for
  purposes of computing fully diluted
  earnings per share                    61,099     60,695    60,989     60,449
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Earnings per average common share      $  1.38        .55      1.94       1.05
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Primary earnings per share             $  1.38        .55      1.93       1.05
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Fully diluted earnings per share       $  1.36        .55      1.91       1.04
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